Exhibit 10.1

November 23, 2021

Mr. J. Kevin Bland
1433 Pleasant Street
Cincinnati, OH 45202

RE:  Separation Agreement and Release

Dear Kevin:

As has been explained, your employment with Mobile Infrastructure Corporation (the “Company”) is being terminated as of December 3, 2021 (the “Termination Date”). Given your past service to the Company we are offering you this separation package, allowing you the opportunity to tender your resignation and to assist your transition to employment elsewhere/retirement.  Upon your signature to this separation package, this letter will serve as your legally enforceable agreement with the Company regarding the termination of your employment.   This agreement shall be effective following the seven day revocation period after the date of such signature (the “Effective Date”).

The following items detail the terms and conditions of this separation package and the termination of your employment:

1.          SEPARATION PAYMENT: The Company will pay you the gross settlement amount of $250,000.00, less legally required and voluntary deductions.  Payment will be made within thirty (30) days after the Effective Date.

2.          HEALTH/DENTAL INSURANCE CONTINUATION:  Your coverage under the group health/dental insurance plan(s), will terminate on June 1, 2022.  If you wish to continue coverage after that time at the COBRA rate, you may do so. COBRA information will be mailed to your home address.

3.          MOVING EXPENSE REIMBURSEMENT: The Company will reimburse you $13,629 for necessary and reasonable moving expenses and, in addition, any residential lease termination fee, associated with your move from Las Vegas, Nevada to Cincinnati, Ohio.

4.          EMPLOYMENT VERIFICATION:  You shall direct inquiries regarding your employment with the Company to Stephanie Hogue, President, or her successor in said position and the Company will require such inquiries to be in writing.  In response to such inquiries, the Company shall provide, in written form only, your dates of employment and positions held, and shall not disclose any other information without your prior written consent.

5.          CONFIDENTIALITY:   You will keep confidential the terms of this agreement, except that you may disclose them to your legal or tax advisor and to your immediate family, whom you will inform to keep all terms of this agreement confidential.

6.          NON-DISBARAGEMENT: You agree not to make any disparaging public statements which are reasonably likely to have a material adverse effect on the Company’s reputation. Nothing in this agreement shall preclude you from describing your accomplishments and responsibilities while employed at the Company to a prospective employer or for the purposes of professional development.

7.          EMPLOYMENT AGREEMENT SURVIVAL: You agree that the terms of your Employment Agreement shall survive the effective date of this agreement and nothing herein shall void, restrict or limit any of the provisions of your Employment Agreement that survive your termination of employment. For the avoidance of doubt, you acknowledge and agree that the restrictive covenants set forth in Section 12 of your Employment Agreement shall continue in full force and effect after the effective date of this agreement and you shall continue to be bound by such restrictions.  You further agree to promptly return to the Company and and all Company Property as defined in Section 12 of your Employment Agreement.

The Company is offering this package conditional upon your signing the general release and waiver that follows.  Please read and consider it carefully.  In addition, we advise you to consult with an attorney before signing this agreement.

GENERAL RELEASE AND WAIVER

In return for the items listed above, I, J. Kevin Bland, waive, release, and hold harmless Mobile Infrastructure Corporation (formerly known as The Parking REIT, Inc.) (the “Company”) and all of its affiliates, subsidiaries, predecessors, successors, officials, officers, representatives, directors, agents, employees, subsidiaries, affiliates, attorneys, and all other persons and entities acting by, through, under, or in concert with any of them (collectively “Company Indemnitees”), from any claims, suits or liabilities arising from or by the reason of my employment or termination of employment from the Company.  I further agree to refrain from suing the Company with respect to any such matters.  Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Fair Labor Standards Act, and any other federal, state or local law relating to employment, and claims that I have or may have which may have arisen up to and including the date of this agreement.   I agree and acknowledge that I have received all compensation, including minimum wage and any overtime pay, to which I was entitled under the Fair Labor Standards Act and/or state law for work performed.  I further agree and acknowledge that I have been accorded all time off from work and any other rights to which I have been entitled pursuant to the Family and Medical Leave Act or any state statute providing medical or other leaves of absence to employees.

I acknowledge and agree that as a matter of public policy, I cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, I hereby expressly waive the right to receive any monetary damages as a result of such action(s) and expressly waive the right to receive any monetary damages in connection with such proceedings.

I understand that this agreement does not cover claims that might arise after I sign it.

I further understand that this package being offered to me is over and above anything that the Company owes me for my services for the Company, and it represents additional pay and/or benefits that I otherwise will not receive.

I waive any right to re-employment with the Company.

I further agree that payments herein do not constitute an admission by the Company that it at any time violated any law relating to my employment or any law against discrimination.

If you agree with the above, sign this letter in the space provided below and return it to Stephanie Hogue or Manuel Chavez.  You have twenty-one (21) days to consider whether you want to enter into this agreement.  If you decide to sign the agreement, it will not become effective for seven (7) days.  During that seven-day period, you may change your mind and revoke the agreement.  If you choose to revoke this agreement, you must notify the Company, no later than seven (7) days after you sign it, by providing written notice to Stephanie Hogue at stephanie@mobileit.com.  If you do not accept this offer within twenty-one (21) days of receiving it, the offer is revoked.

If you have any questions, please contact me and I will provide you with the necessary answers.

Sincerely,

MOBILE INFRASTRUCTURE CORPORATION

BY:	/s/ Manuel Chavez
Name: Manuel Chavez
Title: Chief Executive Officer

ACCEPTANCE

Having read, having been given the opportunity to ask questions about and consult with an attorney, and fully understanding the terms and conditions, I accept the above Agreement.  I understand that this Agreement will not become effective until the eighth day after I sign below because if I choose to do so, I have seven days after accepting to change my mind and cancel my acceptance.

AGREED:	/s/ J. Kevin Bland	DATE:	November 23, 2021
J. Kevin Bland